EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of 7/20/2025, by and between Brooqly, Inc., a Michigan corporation with its principal place of business at 3753 Plaza Dr, Ann Arbor, MI 48108 (the “Company”), and Jeff Hail, an individual residing at Phoenix, AZ (the “Executive”).

WHEREAS, the Executive has been serving as the Chief Operating Officer of the Company since February 25, 2025, with compensation for such services provided by Aerospace Capital Partners, and the Company now desires to formalize the employment relationship with the Executive under the terms and conditions set forth herein;

WHEREAS, the Company recognizes the critical importance of the Executive’s role in driving sales and securing significant contracts, and is committed to rewarding the Executive for these contributions;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Position and Duties

1.1 Position. The Executive shall serve as the Chief Operating Officer (“COO”) of the Company, reporting directly to the CEO and the “Board”.

1.2 Duties. The Executive shall perform such duties and responsibilities as are customary for the position of COO, including but not limited to leading the strategic direction of the Company, overseeing operations, and managing the Company’s business affairs. The Company recognizes the critical importance of the Executive’s role in driving sales, developing key client relationships, and securing significant contracts to advance the Company’s growth and market position. The Company is committed to rewarding the Executive for their contributions to sales success, as reflected in the compensation and incentive provisions of this Agreement. The Executive shall have full authority to enter into contracts, manage banking relationships, and execute other agreements on behalf of the Company, subject to any limitations set by the Board. 1.3 Exclusivity. The Executive shall devote their full business time, attention, and efforts to the performance of their duties under this Agreement, except as otherwise approved by the Board.

2. Term

The term of this Agreement shall commence on 7/20/2025 (the “Effective Date”) and continue until terminated in accordance with Section 6 (the “Term”). For clarity, the Executive has been serving as COO of the Company since February 25, 2025, with compensation for such services paid by Aerospace Capital Partners, and this Agreement formalizes the employment relationship with the Company going forward.  Any prior salary not paid by Aerospace Capital Partners shall still be owed by the Company to Employee.

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3. Compensation

3.1 Base Salary. The Company shall pay the Executive an annual base salary of Two Hundred Sixty Two Thousand Dollars ($262,500), payable in accordance with the Company’s standard payroll practices, subject to applicable withholdings and deductions. The base salary shall increase to $337,500 upon listing on a national exchange and then by ten percent (10%) annually on the anniversary of the Effective Date.

3.2 Uplisting Bonus. Upon the successful uplisting of the Company’s stock to a national securities exchange (e.g., NYSE or NASDAQ), the Executive shall receive a one-time bonus of Seventy Five Thousand Dollars ($20,000), payable within thirty (30) days of such uplisting.

3.3 Capital Raise Bonus. The Executive shall receive a bonus of one percent (1%) of any capital raise completed by the Company during the Term that exceeds One Million Five Hundred Thousand Dollars ($1,500,000) in a single transaction or series of related transactions, payable within thirty (30) days of the closing of such capital raise.

3.4 Sales Contract Bonus. The Executive shall receive a bonus equal to one and a half percent (1.5%) of the total contract value for any new contract entered into by the Company during the Term with a governmental entity, including but not limited to the U.S. Military or government contractors, where the contract value exceeds Two Hundred Fifty Thousand Dollars ($250,000). Such bonus shall be payable within thirty (30) days of the Company receiving payment under the contract, subject to applicable withholdings.

3.5 Executive Bonus Pool. The Executive shall be eligible to participate in the Company’s executive bonus pool, with the terms and amount of such participation to be determined by the Compensation Committee of the Board in its sole discretion. Any bonus awarded shall be paid annually, subject to applicable withholdings.

3.6 Restricted Stock Units (RSUs). The Executive shall be eligible to receive an allocation of Restricted Stock Units (RSUs) under the Company’s equity incentive plan, with the amount and terms of such RSUs to be determined by the Board in its sole discretion.

4. Benefits

4.1 Health Insurance. The Company shall provide the Executive with health insurance coverage, including medical, dental, and vision plans, consistent with the Company’s standard health insurance offerings for senior executives.

4.2 Other Benefits. The Executive shall be eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives, including but not limited to retirement plans, life insurance, disability insurance, and paid time off, subject to the terms and conditions of such plans.

4.3 Expense Reimbursement. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of their duties, in accordance with the Company’s expense reimbursement policies.

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5. Confidentiality and Non-Compete

5.1 Confidentiality. The Executive agrees to maintain the confidentiality of all proprietary and confidential information of the Company during and after the Term, in accordance with a separate confidentiality agreement to be executed by the parties.

5.2 Non-Compete and Non-Solicitation. The Executive agrees to abide by reasonable non-compete and non-solicitation covenants, as set forth in a separate agreement, to protect the Company’s legitimate business interests.

6. Termination

6.1 Termination by the Company. The Company may terminate the Executive’s employment at any time, with or without Cause, subject to the terms below:

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6.1.1 For Cause. Termination for “Cause” shall require written notice specifying the grounds for termination, which may include gross negligence, willful misconduct, or material breach of this Agreement. Upon termination for Cause, the Executive shall be entitled only to accrued but unpaid salary and vested benefits.

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6.1.2 Without Cause. If terminated without Cause, the Executive shall be entitled to severance equal to six (6) months of their then-current base salary, payable in accordance with the Company’s standard payroll practices, plus any bonuses that would have been earned within the six (6) month period following the date of termination, payable at the times such bonuses would have been paid had the Executive remained employed, subject to the Executive’s execution of a general release of claims in a form acceptable to the Company.

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6.2 Termination by the Executive. The Executive may terminate their employment upon thirty (30) days’ written notice to the Company. Upon such termination, the Executive shall be entitled to accrued but unpaid salary and vested benefits.

•	6.3 Death or Disability. If the Executive’s employment is terminated due to death or disability, the Company shall pay the salary and vested benefits to the Executive or their estate for 18 months.

7. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflict of laws principles.

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8. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral. This Agreement may only be amended in writing signed by both parties.

9. Severability

If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

10. Notices

All notices under this Agreement shall be in writing and delivered to the following addresses or to such other address as may be designated in writing:

•	To the Company: Brooqly, Inc., 3753 Plaza Dr, Ann Arbor, MI 48108
•	To the Executive: Jeff Hail, attn Park Llyod plloyd@kmclaw.com

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY

Brooqly, Inc.

By:	/s/ Kent Wilson
Name:	Kent Wilson
Title:	CEO - Chairman of the Board

EXECUTIVE

By:	/s/ Jeff Hail
Name:	Jeff Hail
Title:	Chief Operating Officer

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